Consent of Independent

Registered Public Accounting

Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 273822)
and Form S-8 (Nos. 333-271486 and 333-261061) of Vaxxinity,

Inc. (the "Company") of our report dated
March 27, 2024, with respect to the consolidated financial statements of the Company included in this
Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ FORVIS, LLP
New York, New York
March 27, 2024